Exhibit (a)(9)
GREENWICH STREET SERIES FUND
AMENDMENT NO. 8
TO
THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT
     AMENDMENT NO. 8 to the First Amended and Restated Master Trust Agreement dated as of October 14, 1998 (the “Agreement”) of Greenwich Street Series Fund (the “Trust”), made as of the 8th day of July 2005.
WITNESSETH:
     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and
     WHEREAS, on April 15, 2005, a majority of the Trustees voted to reorganize the Sub-Trusts of the Trust designated as the “Salomon Brothers Variable International Equity Fund” and “Salomon Brothers Variable Money Market Fund” with and into series of beneficial interests in Travelers Series Fund Inc., a Maryland corporation.
     WHEREAS, the Trustees have the authority under Article VII, Section 7.2 of the Agreement to authorize the merger or consolidation of any one or more Sub-Trusts of the Trust, subject to the approval of the majority of the outstanding voting shares of the Trust (the “Shares”), as defined in the 1940 Act, of each Sub-Trust that is a non-survivor of the merger or consolidation;
     WHEREAS, the Trustees have the authority under Article IV, Section 4.2(d) of the Agreement to authorize the liquidation of any particular Sub-Trust of the Trust, subject to the approval of a majority of the outstanding voting Shares of that Sub-Trust, as defined in the 1940 Act;
     WHEREAS, on April 15, 2005, the Trustees voted unanimously to authorize a Plan of Reorganization pursuant to which (i) the Fundamental Value Portfolio (the “Acquiring Fund”) would acquire all of the assets and assume all of the liabilities of the Salomon Brothers Variable All Cap Value Fund (the “Acquired Fund”), and (ii) the Acquired Fund would thereupon be liquidated (the “Reorganization and Liquidation”);
     WHEREAS, on July 1, 2005, shareholders of each Sub-Trust approved the reorganizations; and
     WHEREAS, on July 8, 2005 the reorganizations were consummated; and
     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 8 to the Agreement; and
     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. The first paragraph of Article IV, Section IV.2 of the Agreement is hereby amended to read in pertinent part as follows:
Section IV.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and Classes, the Trustees hereby establish and designate the following Sub-Trusts and Classes thereof: the Intermediate High Grade Bond Portfolio; the Diversified Strategic Income Portfolio; the Equity Index Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable Growth & Income Fund (which shall consist of 2 classes designated as Class I and Class II Shares); the Appreciation Portfolio; the Fundamental Value Portfolio; the Salomon Brothers Variable Aggressive Growth Fund (which shall consist of 2 classes designated as Class I and Class II Shares); and Capital and Income Portfolio. The Shares of such Sub-Trusts and Classes thereof and any Shares of any further Sub-Trusts or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or Class at the time of establishing and designating the same) have the following relative rights and preferences:
     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

GREENWICH STREET SERIES FUND
By:
	Name:	Michael Kocur
	Title:	Assistant Secretary